Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer John Vandemore Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400

Press:	Jennifer Clay Vice President, Corporate Communications (310) 318-3100

SKECHERS ACHIEVES NEW QUARTERLY SALES RECORD

MANHATTAN BEACH, CA. – April 18, 2019 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the first quarter ended March 31, 2019.

First Quarter Highlights

•	Record sales of $1.28 billion, an increase of 2.1 percent, or 5.2 percent on a constant currency basis

•	International sales increased 9.3 percent, or 15.0 percent on a constant currency basis

•	Earnings from operations of $165.9 million, an increase of 11.5 percent

•	Operating margin increased to 13.0 percent

“The momentum we experienced in 2018 is continuing as we again achieved a new quarterly sales record in the first quarter of 2019,” began Robert Greenberg, chief executive officer of Skechers. “Our focus has been on designing and delivering relevant product across all genders and categories and supporting it with targeted marketing for our diverse consumer base. In the first quarter, Skechers GOrun Razor 3 Hyper received the Editor’s Choice award by Runner’s World, we were on fashion week runways in Berlin and London, launched both a new men’s campaign during the Super Bowl with football legend and broadcaster Tony Romo, and a fresh women’s campaign with pop superstar Camila Cabello, who appeared in Skechers D’Lites in store windows, magazines, and on television and billboards around the world. We also sponsored the Skechers Performance Los Angeles Marathon and several Skechers elite golfers and runners recorded victories. We are continuing to capitalize on the chunky trend we developed with our heritage styles across both men and women—with new styles shipping around the world throughout 2019. We are already seeing a positive impact in sales with the launch of our television campaigns for Spring, and we believe our momentum will continue into the second quarter. Further, we’re looking forward to meeting with our domestic and international accounts and partners over the next two months, presenting our new styles and marketing.”

“Achieving a new quarterly sales record, especially given our record first quarter last year, which also had the benefit of Easter and positive currency, is a noteworthy accomplishment,” stated David Weinberg, chief operating officer of Skechers. “Driving our first quarter 2019 growth was our international wholesale and global retail businesses. On a constant currency basis, our international sales growth was 15.0 percent and our total sales growth was 5.2 percent for the quarter. In the quarter, we also shipped a record number of pairs from our distribution centers in Japan and Europe, and we saw strong growth within our international distributors and joint ventures, including China. With a focus on building our global business, we converted our joint venture in India to a wholly owned subsidiary, and we finalized a joint venture agreement with our distribution partner in Mexico earlier this month. We expect these investments to be accretive in 2019, and for international, which now stands at 57.8 percent of our total business, to continue to drive growth.”

First Quarter 2019 Financial Results

($ in millions, except per share data)

	For the three-months ended
	March 31,		Change
	2019	2018	$	%
Sales	$1,276.8	$1,250.1	$26.7	2.1%
Gross Profit	590.5	583.1	7.4	1.3%
Gross Margin	46.3%	46.7%
SG&A Expenses	429.8	439.8	(10.0)	(2.3%)
As a % of Sales	33.7%	35.2%
Earnings from Operations	165.9	148.8	17.1	11.5%
Operating Margin	13.0%	11.9%
Net Earnings	108.8	117.7	(8.9)	(7.6%)
Diluted Earnings per Share	$0.71	$0.75	($0.04)	(5.3%)

Sales grew 2.1 percent as a result of a 9.3 percent increase in the Company’s international business, partially offset by a 6.3 percent decrease in its domestic business. On a constant currency basis, the Company’s international business increased 15.0 percent. By segments, the Company’s international wholesale business increased 8.7 percent, its Company-owned global retail business increased 6.7 percent, and the Company’s domestic wholesale business decreased 10.9 percent. Comparable same store sales in Company-owned stores and e-commerce increased 0.7 percent, including 0.2 percent in the United States and 2.3 percent internationally—excluding 61 stores in India that recently transitioned from third-party to company-owned.

Gross margins were slightly lower as improved margins in its Company-owned domestic retail business were offset by lower international margins from higher discounts and negative foreign exchange impacts.

SG&A expenses decreased 2.3 percent in the quarter. Selling expenses decreased by $14.2 million primarily due to lower domestic advertising levels. General and administrative expenses increased by $4.2 million but decreased as a percentage of sales. The increase reflects additional spending of $7.8 million to support operations in China and $8.0 million associated with operating 40 additional Company-owned Skechers stores, including 12 that opened in the first quarter. These expenses were partially offset by the receipt of a performance-based government rebate in China of $15.8 million.

Earnings from operations increased to $165.9 million, or 11.5 percent.

Net earnings were $108.8 million and diluted earnings per share were $0.71. In the first quarter, the Company’s effective income tax rate was 19.5 percent, reflecting the negative impact of several discrete items, totaling $0.02 per diluted share. In the prior year, the Company’s effective income tax rate was 9.6 percent, reflecting the positive impact of a discrete item associated with the Tax Cuts and Jobs Act, totaling $0.07 per diluted share.

Balance Sheet

At quarter-end, cash, cash equivalents and investments were $879.8 million, a decrease of $186.1 million, or 17.5 percent, from December 31, 2018, and an increase of $161.2 million, or 22.4 percent, over March 31, 2018.

Total inventory was $740.9 million, a $122.4 million or 14.2 percent decrease over December 31, 2018, and a $59.5 million or 7.4 percent decrease over March 31, 2018, reflecting reductions in both domestic and international markets.

Working capital was $1.66 billion at March 31, 2019, a $57.1 million decrease over December 31, 2018, and a $20.9 million increase over March 31, 2018.

At the beginning of the fiscal year, the Company adopted Accounting Standards Codification Topic 842, Leases (ASC 842), the new accounting standard impacting the treatment of operating leases. The effect of adopting ASC 842 was an increase to the Company’s assets and liabilities to reflect the right-of-use of leased properties as well as operating lease liabilities, respectively.

“Given the fairly challenging conditions of the quarter, we are quite pleased to have successfully executed against our strategy by continuing to grow sales and to profitably invest in our operations,” said John Vandemore, chief financial officer of Skechers. “We believe the underlying momentum in our business is strong, as evidenced by our backlog and current booking trends, as well as continued growth in our direct-to-consumer channels. We continue to invest in our infrastructure and operational capabilities across the globe, including development of our new China distribution center, breaking ground on the expansion of our corporate offices, and development of direct-to-consumer offerings both in our Company-owned e-commerce channels and in our retail stores.”

Share Repurchase

During the three months ended March 31, 2019, the Company repurchased approximately 458,000 shares of its Class A common stock at a cost of $15.0 million under its existing share repurchase program. At March 31, 2019, approximately $35.0 million remained available under the Company’s share repurchase program.

Outlook

For the second quarter of 2019, the Company believes it will achieve sales in the range of $1.200 billion to $1.225 billion, and diluted earnings per share of $0.30 to $0.35. This guidance takes into account the impact of existing foreign exchange headwinds and the commencement of joint venture operations in Mexico. Based on current expectations, the Company anticipates that its 2019 annual tax rate will be in the range of 17 percent to 20 percent.

First Quarter 2019 Conference Call

The Company will host a conference call today at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to discuss its first quarter 2019 financial results. The call can be accessed on the Investor Relations section of the Company’s website at www.investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning April 18, 2019, at 12:30 p.m. ET, through May 2, 2019, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13689240.

About SKECHERS USA, Inc.

Based in Manhattan Beach, California, Skechers designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. Skechers footwear is available in the United States and over 170 countries and territories worldwide via department and specialty stores, more than 3,060 Skechers Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia, Israel and Mexico, and wholly-owned subsidiaries in Canada, Japan, India, and throughout Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, and Twitter.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under generally accepted accounting principles in the United States. This announcement also contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2018. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$687,498	$872,237
Short-term investments	96,387	100,029
Trade accounts receivable, net	736,563	501,913
Other receivables	35,347	55,683

Total receivables	771,910	557,596
Inventories	740,869	863,260
Prepaid expenses and other current assets	85,137	79,018

Total current assets	2,381,801	2,472,140
Property, plant and equipment, net	605,876	585,457
Operating lease right-of-use assets	970,379	—
Deferred tax assets	36,562	39,431
Long-term investments	95,906	93,745
Other assets	36,889	37,482

Total non-current assets	1,745,612	756,115

TOTAL ASSETS	$4,127,413	$3,228,255

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,576	$1,666
Accounts payable	456,306	679,553
Operating lease liabilities	170,834	—
Short-term borrowings	14,966	7,222
Accrued expenses	175,492	161,781

Total current liabilities	819,174	850,222
Long-term borrowings, net of current installments	93,755	88,119
Long-term operating lease liabilities	875,701	—
Deferred tax liabilities	443	451
Other long-term liabilities	102,822	100,188

Total non-current liabilities	1,072,721	188,758

Total liabilities	1,891,895	1,038,980
Stockholders’ equity:
Skechers U.S.A., Inc. equity	2,062,532	2,034,958
Noncontrolling interests	172,986	154,317

Total equity	2,235,518	2,189,275

TOTAL LIABILITIES AND EQUITY	$4,127,413	$3,228,255

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Net sales	$1,276,756	$1,250,078
Cost of sales	686,247	666,974

Gross profit	590,509	583,104
Royalty income	5,201	5,522

	595,710	588,626

Operating expenses:
Selling	70,214	84,446
General and administrative	359,632	355,381

	429,846	439,827

Earnings from operations	165,864	148,799
Other income (expense):
Interest, net	1,865	(323)
Other, net	(4,986)	3,403

	(3,121)	3,080

Earnings before income tax expense	162,743	151,879
Income tax expense	31,724	14,621

Net earnings	131,019	137,258
Less: Net earnings attributable to noncontrolling interests	22,261	19,606

Net earnings attributable to Skechers U.S.A., Inc.	$108,758	$117,652

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.71	$0.75

Diluted	$0.71	$0.75

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	153,480	156,433

Diluted	154,134	157,630